Exhibit 10.65

REIMBURSEMENT AGREEMENT

This Reimbursement Agreement (the “Agreement”) is made and entered into effective as of May, 1, 2009, by and between Freescale Semiconductor, Inc. (“Company”) and TPG Capital, L.P. (“TPG”).

W I T N E S S E T H:

WHEREAS, pursuant to that certain Consulting Agreement dated as of July 16, 2007, as extended, by and between TPG and Steve Foreman (the “Consultant”), TPG engaged the Consultant, inter alia, for the purpose of providing operating advice and services to Company; and

WHEREAS, Company desires that TPG cause the Consultant to provide the consulting services described on Exhibit A hereto (the “Consulting Services”) to Company, on the terms and conditions and for the consideration hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Consulting Services; Term. Commencing on May 1, 2009 and ending on October 31, 2009, TPG agrees to cause the Consultant to spend his business time providing Company the Consulting Services. This Agreement may be extended upon the mutual agreement of the parties. This Agreement may be terminated at any time by either party hereto by providing the other party hereto with at least 30 days prior written notice. Upon the expiration or termination of this Agreement, this Agreement will terminate except that Sections 3, 4, 5 and 6 will continue in full force and effect and Company will pay or reimburse TPG for all accrued but unpaid or unreimbursed Consulting Fees and Expenses as of the date of such expiration or termination (it being agreed and understood that any future installment payments of any Consulting Fees and Expenses shall discontinue as of such expiration or termination).

2. Reimbursement of Fees and Expenses. As compensation for providing the Consulting Services, Company will pay TPG the consulting fees and expenses set forth on Exhibit A (the “Consulting Fees and Expenses”).

3. Notices. All notices, requests, demands and other communications under this Agreement shall be in writing, shall be addressed as follows, and shall be deemed to have been duly given on the date of delivery:

If to TPG:	301 Commerce Street, Suite 3300 Fort Worth, Texas 76102 Attn: Clive D. Bode

If to Company, to:	Freescale Semiconductor, Inc. 6501 William Cannon Drive West Austin, Texas 78735 Attn: Alex Pepe

Either party hereto may change its address for purposes of this Section 3 by giving the other party hereto written notice of the new address in the manner set forth above.

4. Indemnity and Liability. Company will indemnify, exonerate and hold the Consultant, TPG and its partners, shareholders, members, affiliates, directors, officers, fiduciaries, managers, controlling persons, employees and agents and each of the partners, shareholders, members, affiliates, directors, officers, fiduciaries, managers, controlling persons, employees and agents of each of the foregoing (collectively, the “Indemnitees”) free and harmless from and against any and all actions, causes of action, suits, claims, liabilities, losses, damages and costs and out-of-pocket expenses in connection therewith (including reasonable attorneys’ fees and expenses) incurred by the Indemnitees before or after the date of this Agreement (collectively, the “Indemnified Liabilities”), as a result of, arising out of, or in any way relating to this Agreement or the Consulting Services; provided that the foregoing indemnification rights will not be available to the extent that any such Indemnified Liabilities arose on account of such lndemnitee’s gross negligence or willful misconduct or breach of this Agreement, and provided further that, if and to the extent that the foregoing undertaking may be unavailable or unenforceable for any reason, Company hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. For purposes of this Section 4, none of the circumstances described in the limitations contained in the two provisos in the immediately preceding sentence will be deemed to apply absent a final non-appealable judgment of a court of competent jurisdiction to such effect, in which case to the extent any such limitation is so determined to apply to any Indemnitee as to any previously advanced indemnity payments made by Company, then such payments will be promptly repaid by such lndemnitee to Company. The rights of any Indemnitee to indemnification hereunder will be in addition to any other rights any such person may have under any other agreement or instrument referenced above or any other agreement or instrument to which such Indemnitee is or becomes a party or is or otherwise becomes a beneficiary or under law or regulation.

5. Disclaimer and Limitation of Liability; Opportunities.

(a) Disclaimer; Standard of Care. TPG does not make any representations or warranties, express or implied, in respect of the Consulting Services. In no event will TPG or the Consultant be liable to Company or any of its affiliates for any act, alleged act, omission or alleged omission that does not constitute gross negligence or willful misconduct of the Consultant as determined by a final, non-appealable determination of a court of competent jurisdiction.

(b) Freedom to Pursue Opportunities. In recognition that TPG, the Consultant and the other lndemnitees currently have or will have investments in numerous companies with respect to which the Consultant may serve as an advisor, a director or in some other capacity, and in recognition that TPG and the Consultant have myriad duties to various investors and partners, Company hereby agrees that: (1) TPG, the Consultant and the other Indemnitees will have the right to (a) directly or indirectly engage in any business, (b) directly or indirectly do business with any customer of Company and its subsidiaries and (c) refrain from presenting potential transactions, matters or business opportunities to Company or any of its subsidiaries, and to pursue, directly or indirectly, any such opportunity for itself or direct any such opportunity to another person; (2) TPG, the Consultant and the other Indemnitees will have no duty (contractual or otherwise) to communicate or present any corporate opportunities to Company or any of its affiliates; and (3) neither TPG, the Consultant nor any other Indemnitee will be liable to Company or any of its affiliates for breach of any duty (contractual or otherwise) by reason of any activities or omissions of the types referred to in this Section 5(b) or of any such person’s participation therein.

(c) Limitation of Liability. In no event will TPG, the Consultant or any other Indemnitee be liable to the Company or any of its affiliates for any indirect, special, incidental or consequential damages, including, without limitation, lost profits or savings, whether or not such damages are foreseeable, or for any third party claims (whether based in contract, tort or otherwise), relating to the Consulting Services.

6. Miscellaneous.

(a) Governing Law; Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF. ANY ACTION OR PROCEEDING AGAINST THE PARTIES RELATING IN ANY WAY TO THIS AGREEMENT MAY BE BROUGHT AND ENFORCED EXCLUSIVELY IN THE COURTS OF THE STATE OF TEXAS SITTING IN FORT WORTH, OR (TO THE EXTENT SUBJECT MATTER JURISDICTION EXISTS THEREFOR) THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF TEXAS SITTING IN FORT WORTH, AND THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF BOTH SUCH COURTS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING.

(b) Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

(c) Waivers and Amendments. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument executed by all of the parties hereto or, in the case of a waiver, by the party waiving compliance. The failure of any party hereto at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce such provision. No waiver by any party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained herein.

(d) Parties in Interest; Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon Company and TPG. TPG is expressly permitted to provide a copy of this Agreement to the Consultant who is entitled to rely on the content of Sections 2, 4 and 5 of this Agreement as an express third party beneficiary on the terms and conditions set forth therein. TPG is expressly permitted to provide a copy of this Agreement to the Indemnitees who are entitled to rely on the content of Sections 4 and 5 of this Agreement as express third party beneficiaries on the terms and conditions set forth therein.

(e) Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

(f) Assignment. Neither party hereto will have the right to assign this Agreement without the prior written consent of the other party.

(g) Counterparts. This Agreement may be executed in counterparts, each of which will be deemed to be an original, but all of which will constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the date first above written.

TPG CAPITAL, L.P.
By:	Tarrant Capital, LLC, General Partner

By:	/s/ Clive D. Bode
Clive D. Bode, Vice President

FREESCALE SEMICONDUCTOR, INC.

By:	/s/ Richard M. Beyer
	Name:	Richard M. Beyer
	Title:	Chairman & CEO

EXHIBIT A

A. CONSULTING SERVICES. The Consulting Services shall include the following services that Company may request from time to time during the term of this Agreement:

(i)	Inventory: manage business unit inventory reviews; manage inventory reduction to meet targets

Deliverables: inventory reduction to target (a) $18 million in the second fiscal quarter of 2009, (b) $48 million in the third fiscal quarter of 2009 and (c) $51 million in the fourth fiscal quarter of 2009

(ii)	Demand Management: map processes associated with demand signal creation and delivery to demand; consolidate tactical planning activities with VSC; engage in continuous lean efforts within SCO to reduce activity and effort (limit activity via portfolio management; shrink FTE per active part through automation, workflow efficiencies); identify and remove duplicative roles between SCO and VSC; improve SCO and VSC interaction to reduce touch points; build a better S&OP process (KPIs, clear accountabilities, processes)

Deliverables: execution plan to be mutually agreed to by the parties on or around June 22, 2009

(iii)	Indirect Procurement: support team with approach

Deliverables: structured commodity reviews and weekly updates; clear commodity strategies; support in upgrading the procurement organization

B. CONSULTING FEES AND EXPENSES. In consideration of performing the Consulting Services, Company will pay to TPG, as specified below, the following Consulting Fees and Expenses:

(i)	an amount equal to $35,417 per month for the Consulting Services (pro rated for any partial months);

(ii)	all reasonable, documented out-of-pocket expenses incurred by the Consultant in performing the Consulting Services; and

(iii)	a target bonus of 15% based on Consultant’s achievement of the deliverables set forth in Section A above, payable at the end of the term of this Agreement.